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Exhibit 5.1
December 23, 2009
Parkway Properties, Inc.
One Jackson Place Suite 1000
188 East Capitol Street
Jackson, Mississippi 39201
Ladies and Gentlemen:
     We have acted as counsel to Parkway Properties, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale of shares of Common Stock, $0.0001 par value per share, of the Company having a maximum aggregate offering price of $75,000,000 (the “Shares”) pursuant to separate Equity Distribution Agreements, each dated as of December 23, 2009 (the “Agreements”), by and between the Company, Parkway Properties LP and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Wells Fargo Securities, LLC and Morgan Keegan & Company, Inc. The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”) in accordance with the terms of the Agreements.
     We have examined the Agreement, the Company’s Registration Statement on Form S-3 (File No. 333-156050) (the “Registration Statement”) and the Company’s Prospectus Supplement dated December 23, 2009 with respect to the Shares and we are familiar with the documents referred to therein and incorporated therein by reference. We have also examined the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, such records of proceedings of the Company as we deemed material, and such other proceedings of the Company as we deemed necessary for the purpose of this opinion.
     We have examined the proceedings heretofore taken and we have assumed that (i) the resolutions authorizing the Company to issue and deliver the Shares pursuant to the Agreement will be in full force and effect at all times at which the Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions and (ii) each issuance of Shares by the Company under the Agreement will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors. Based upon the foregoing, we are of the opinion that the Shares to be issued by the Company will be, when issued and paid for pursuant to the Agreements, the Registration Statement and the Prospectus Supplement, duly authorized for issuance by all necessary corporate action and, upon the issuance thereof in accordance with their terms, the Shares will be legally issued, fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to all references to our firm in the Prospectus Supplement.

Very truly yours, /s/ Jaeckle Fleischmann & Mugel, LLP

www.jaeckle.com